Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Jill Livesay joins Publix board of directors
LAKELAND, Fla., June 17, 2026 — Today, Publix Super Markets announced Jill Livesay was elected to the company’s board of directors, effective July 1, 2026.
“We are pleased to welcome Jill to the Publix board,” said Publix Chairman Todd Jones. “Her extensive experience in finance will make her a strong addition to our board.”
About Livesay
Livesay, 58, brings over 30 years of leadership and financial expertise to the company’s board. A graduate of James Madison University, with a bachelor’s degree in business administration with a concentration in accounting, she began her career in public accounting at KPMG. In 1995, she joined Advance Auto Parts where she served for more than 21 years in various capacities, ending as senior vice president, chief accounting officer and controller. Livesay has spent the last decade working for CarMax, where she serves as chief accounting officer and controller, and has announced her plans to retire on July 31.
Livesay is a resident of Virginia.
Publix, the largest employee-owned company in the U.S. with more than 260,000 associates, currently operates 1,438 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 29 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###